                              REVOLVING LOAN AGREEMENT

                                   BY AND BETWEEN

                  SCIENTIFIC LEARNING CORPORATION (THE "BORROWER")
                                        AND

                                  BANKBOSTON, N.A.

                                    (THE "BANK")

                                    DATED AS OF

                                    JUNE 4, 1998

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                                 TABLE OF CONTENTS

                                                                         PAGE

Section 1.     Definitions . . . . . . . . . . . . . . . . . . . . . . . .  2

Section 2.     Revolving Credit Facility . . . . . . . . . . . . . . . . .  6

Section 3.     Interest. . . . . . . . . . . . . . . . . . . . . . . . . .  7

Section 4.     Conversion Options. . . . . . . . . . . . . . . . . . . . .  7

Section 5.     Inability to Determine LIBOR Rate . . . . . . . . . . . . .  8

Section 6.     Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .  8

Section 7.     Illegality. . . . . . . . . . . . . . . . . . . . . . . . .  9

Section 8.     Additional Costs, Etc.. . . . . . . . . . . . . . . . . . .  9

Section 9.     Changes in Circumstances. . . . . . . . . . . . . . . . . . 10

Section 10.    Fees and Payments . . . . . . . . . . . . . . . . . . . . . 10

Section 11.    Representations and Warranties. . . . . . . . . . . . . . . 11

Section 12.    Conditions Precedent. . . . . . . . . . . . . . . . . . . . 12

Section 13.    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . 12

Section 14.    Events of Default; Acceleration . . . . . . . . . . . . . . 13

Section 15.    Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Section 16.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 15

Section 17.    Prejudgment Remedy Waiver . . . . . . . . . . . . . . . . . 16

Section 18.    Confidentiality . . . . . . . . . . . . . . . . . . . . . . 16


                                          i.
      .


                              REVOLVING LOAN AGREEMENT

     This REVOLVING LOAN AGREEMENT (this "LOAN AGREEMENT") is made as of June 4, 1998, by and between SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (the "BORROWER"), having its principal place of business at 1995 University Avenue, Suite 400, Berkeley, California 94704 and, BANKBOSTON, N.A. (the "BANK"), a national banking association with an office at 81 West Main Street, Waterbury, Connecticut 06702.

     Section 1.     DEFINITIONS:  Certain capitalized terms are defined below:

     AVAILABILITY: With respect to the WPI Loan Agreement, the difference between the Total Commitment (as defined in the WPI Loan Agreement) minus the sum of the outstanding Loans (as defined in the WPI Loan Agreement) and the Letter of Credit Outstandings (as defined in the WPI Loan Agreement).

     BASE RATE. The higher of (a) the annual rate of interest announced from time to time by the Bank at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

     BASE RATE LOANS. Loans bearing interest calculated by reference to the Base Rate.

     BUSINESS DAY: Any day on which banks in Hartford, Connecticut are open for business generally.

     CHARTER DOCUMENTS: With respect to any Person, the certificate or articles of incorporation or organization and the by-laws of such Person, or other constitutive documents of such entity.

     CLOSING DATE:  June 4, 1998.

     COMMITMENT: The obligation of the Bank to make Loans to the Borrower up to an aggregate outstanding principal amount not to exceed $3,000,000, as such amount may be reduced from time to time or terminated pursuant hereto.

     CONSENT: In respect of any Person, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

     CONVERSION REQUEST:   A notice given to the Bank by the Borrower after
Borrower's election to convert or to continue a Loan in accordance with Section 4 hereof.

     DEFAULT:   An event or act which, with the giving of notice and/or the lapse of time, would become an Event of Default.

     DISTRIBUTION:   The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower or any other distribution on or in respect of any shares of any class of capital stock of the Borrower, other than dividends and distributions payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such.

     DOLLARS OR $:   Dollars in lawful currency of the United States of America.

     DRAWDOWN DATE:   In respect of any Loan, the date on which such Loan is
made to the Borrower.

     ENVIRONMENTAL LAWS:   All laws pertaining to environmental matters,
including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

     ERISA:   The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

     EVENT OF DEFAULT:   Any of the events listed in Section 14 hereof.

     FINANCIALS:   With respect to any Person for any period, the balance sheet of such Person as at the end of such period, and the related statement of income and expense and statement of cash flow of such Person for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with GAAP.

     GAAP:   Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor generally, as in effect from time to time.

     GUARANTY:   The Guaranty of even date herewith from the Guarantor to the
Bank, as amended from time to time.

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     GUARANTOR:   WPV, Inc., a Delaware corporation, with its principal place of business at 466 Lexington Avenue, New York, New York 10017.

     INDEBTEDNESS: With respect to any Person, all obligations of such Person, contingent and otherwise, that in accordance with GAAP should be classified as liabilities, including without limitation (a) all debt obligations, (b) all liabilities secured by Liens, (c) all guarantees and (d) all liabilities in respect of bankers' acceptances or Letters of Credit.

     INTEREST PERIOD: With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a request for a Loan (i) for any Base Rate Loan, the last day of the calendar quarter; (ii) for any LIBOR Rate Loan, 1, 2 or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

     (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

     (C) if the Borrower shall fail to give notice as provided in Section 4, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

     (D) any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar months; and

     (E) any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

     LIENS: Any encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any Person.

     LIBOR BUSINESS DAY: Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London interbank market.

     LIBOR LENDING OFFICE: Initially, the office of the Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

     LIBOR RATE: For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to the rate determined by the Bank at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period.

     LIBOR RATE LOANS: Loans bearing interest calculated by reference to the LIBOR Rate.

     LOANS: Any loan made or to be made to the Borrower pursuant to Section 2 hereof, including, without limitation, any Base Rate Loans or LIBOR Loans.

     LOAN DOCUMENTS: This Loan Agreement, the Note, the Guaranty and any other documents, instruments or agreements executed and/or delivered in connection with this Loan Agreement, in each case as from time to time amended or supplemented.

     MATERIALLY ADVERSE EFFECT: Any materially adverse effect on the financial condition or business operations of the Borrower or its Subsidiaries or material impairment of the ability of the Borrower or any of its Subsidiaries to perform its obligations hereunder or under any of the other Loan Documents, provided, that under no circumstances shall operating losses of the Borrower and its Subsidiaries incurred in the ordinary course of business (and which have been projected by the Borrower prior to the date hereof) constitute a Materially Adverse Effect hereunder.

     MATURITY DATE:  May 1, 1999.

     NOTE:  See Section 2(a).

     OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower to the Bank, existing on the date of this Loan Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation, of law or otherwise, arising or incurred under this Loan Agreement or any other Loan Document or in respect of any of the Loans, the Note or other instruments at any time evidencing any thereof.

     PERSON: Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, any government or any governmental agency or political subdivision thereof.

     REQUIREMENT OF LAW: With respect to any Person, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such Person or affecting any of its property.

     SUBSCRIPTION AGREEMENT: The Amended and Restated put agreement dated as of February 11, 1998 by and among Warburg Pincus and the Guarantor.

     SUBSIDIARY: Any Person with respect to which the Borrower at any time owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding shares of stock or other equity securities or interests having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency.

     TYPE:  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

     WARBURG PINCUS: Warburg Pincus Ventures, L.P., a Delaware limited partnership, a significant shareholder of the Borrower.

     WPI EVENT OF DEFAULT: An Event of Default under and as defined in the WPI Loan Agreement.

     WPI LOAN AGREEMENT: The Amended and Restated Revolving Credit and Reimbursement Agreement dated as of February 11, 1998 among Warburg Pincus, the Guarantor, The Chase Manhattan Bank and certain lending institutions, as amended.

     WPI LOAN DOCUMENTS: The WPI Loan Agreement and all documents, agreements and instruments executed in connection therewith, in each case as amended.

     Section 2.     REVOLVING CREDIT FACILITY.

          (a) Upon the terms and subject to the conditions of this Loan Agreement, the Bank agrees to make Loans to the Borrower that the Borrower may request from the date hereof until but not including the Maturity Date; PROVIDED that the sum of the outstanding principal amount of all Loans (after giving effect to all amounts requested) shall not exceed $50,000 or an integral multiple thereof. With respect to any Base Rate Loan, the Borrower shall notify the Bank in writing or telephonically not later than 2:00 p.m. Waterbury time on the proposed Drawdown Date of such Base Rate Loan being requested, of the Drawdown Date (which must be a Business Day) and the principal amount of such Base Rate Loan. With respect to any LIBOR Rate Loan, the Borrower shall notify the Bank in writing, no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of such LIBOR Rate Loan being requested, of the Drawdown Date (which must be a LIBOR Business Day), the principal amount of such LIBOR Rate Loan and the Interest Period for such LIBOR Rate Loan. Subject to the foregoing, so long as the Commitment is then in effect and the conditions set forth in Section 12 hereof have been met, the Bank shall advance the amount requested to the Borrower's bank account designated by the Borrower to the Bank in immediately available funds not later than the close of business on such Drawdown Date. The obligation of the Borrower to repay to the Bank the principal of the Loans and interest accrued thereon shall be evidenced by a promissory note, in the stated principal amount of $3,000,000, executed and delivered by the Borrower and payable to the order of the Bank, and in substantially the form attached hereto as EXHIBIT A (the "NOTE").

          (b) Subject to the terms of Section 6 hereof and the terms of any written cash management agreements between the Bank and the Borrower, the Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, in a minimum amount of $50,000 or an integral multiple thereof, upon written notice to the Bank given by 2:00 p.m. Hartford time on the proposed date of such prepayment, of the amount to be prepaid and the date of such prepayment. The Borrower shall be entitled to reborrow before the Maturity Date such amounts, upon the terms and subject to the conditions of this Loan Agreement.

          (c) If at any time the outstanding principal amount of the Loans shall exceed the Commitment, the Borrower shall, immediately upon the Borrower's receipt of written notice of such excess, pay the amount of such excess to the Bank for application to the Loans. The Borrower may elect to reduce or terminate the Commitment by a minimum principal amount of $50,000 or an integral multiple thereof, upon written notice to the Bank given by 2:00 p.m. Waterbury time on the proposed date of such reduction or termination. The Borrower shall not be entitled to reinstate all or any portion of the commitment following such reduction or termination.

     Section 3.      INTEREST.

          (a) So long as no Event of Default is continuing, the Borrower shall pay interest on the Loans outstanding as follows:

               (i) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of the Base Rate.

               (ii) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one and three-quarters of one percent (1.75%) per annum above the LIBOR Rate determined for such Interest Period.

               (iii) Interest on Loans shall be payable in arrears on the last day of the Interest Period with respect to such Loan. While an Event of Default is continuing under Section 14(a) hereof, amounts payable with respect to any Loans shall bear interest (compounded monthly and payable on demand in respect to overdue amounts) at a rate per annum which is equal to (A) with respect to each Base Rate Loan, the sum of (1) the Base Rate and (2) two percent (2.0%) and
(B) with respect to each LIBOR Rate Loan, the sum of (1) the LIBOR Rate and (2) four percent (4.0%), until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (after as well as before judgment).

     Section 4.     CONVERSION OPTIONS.

          (a) The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Bank at least one (1)

Business Day's prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Bank at least three (3) LIBOR Business Days' prior written notice of such election; (iii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto; and (iv) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of outstanding Loans of any Type may be converted into a Loan of another type as provided herein, provided that any partial conversion shall be in an integral multiple thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

               (b) Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 4(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Bank active upon the Borrower's account have actual knowledge.

               (c) Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $250,000 or an integral multiple of $50,000 in excess thereof.

     Section 5. INABILITY TO DETERMINE LIBOR RATE. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Bank shall promptly give telephonic notice (promptly confirmed in writing) of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event (a) upon receipt of notice, the Borrower may revoke any pending request for any Loan or Conversion Request with respect to LIBOR Rate Loans, (b) if the Borrower does not revoke such request or Conversion Request, the Bank shall make, convert or continue Loans, as proposed by the Borrower, in the amount specified in the request or the Conversion Request submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Rate Loans, (c) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (d) the obligations of the Bank to make LIBOR Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower.

     Section 6. INDEMNITY. The Borrower agrees to indemnify Bank and to hold Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Loan or a Conversion Request relating thereto in accordance with Section 4 (other than as a result of the operation of Section 5 or Section 7 hereof) or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such Loans.

     Section 7. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the commitment of the Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) the Bank's Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Bank upon demand, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this Section 7, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

     Section 8. ADDITIONAL COSTS, ETC. If after the Closing Date any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Loan Agreement, the other Loan Documents, the Commitment or the Loans (other than taxes based upon or measured by the income or profits of the Bank), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of the principal of or the interest on any Loans or any other amounts payable to the Bank under this Loan Agreement or any of the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Loan Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Bank, or

          (d) impose on the Bank any other conditions or requirements with respect to this Loan Agreement, the other Loan Documents, the Loans, the Commitment, or any class of loans or commitments of which any of the Loans or the Commitment forms a part, and the result of any event described in clause
(a), (b), (c) or (d) is

                    (i) to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Commitment, or

                    (ii) to reduce the amount of principal, interest or other amount payable to the Bank hereunder on account of the Commitment or any of the Loans, or

                    (iii) to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or other sum.

     Section 9. CHANGES IN CIRCUMSTANCES. If after the Closing Date any change in banking law or regulation or the administration thereof (whether or not having the force of law) affects the amount of capital required or expected to be maintained by the Bank or any entity controlling it, and such amount is increased by reason of the Commitment or the Loans, the Bank may notify the Borrower thereof. The Borrower and the Bank shall negotiate an adjustment payable to the Bank to compensate for such increase. If no agreement is reached within thirty (30) days, the Bank may increase the fees payable hereunder by the amount determined by the Bank to be necessary to provide such Compensation.


Section 10.    FEES AND PAYMENTS.

          (a) The Borrower shall pay to the Bank on the Closing Date a fee in the amount of $10,000.

          (b) The Borrower shall pay to the Bank a commitment fee calculated at the rate of one-quarter of one percent (1/4%) per annum of the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Commitment exceeds the aggregate amount outstanding under the Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date, with a final payment on the Maturity Date or any earlier date on which the Commitment shall terminate.

          (c) All payments to be made by the Borrower hereunder or under any of the other Loan Documents shall be made in U.S. dollars in immediately available funds at the Bank's office at 81 West Main Street, Waterbury, Connecticut 06702, without set-off or counterclaim and without any withholding or deduction whatsoever. The Bank shall be entitled (but shall not be obligated) to charge any account of the Borrower with the Bank for any sum due and payable by the Borrower to the Bank, hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately preceding Business Day. All computations of interest or of the closing or commitment fees payable hereunder shall be made by the Bank on the basis of actual days elapsed and on a 360-day year.

     Section 11. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank on the date hereof, on the date of any request for any Loan, and on each Drawdown Date that: (a) the Borrower and each of its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where it is doing business, except where the failure to so qualify does not have a Materially Adverse Effect on the Borrower or any of its Subsidiaries, and the execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents (i) are within their respective corporate authority, (ii) have been duly authorized, (iii) do not conflict with or contravene their respective Charter Documents; (b) upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower and each Subsidiary, enforceable in accordance with its terms except as enforceability is limited by laws regarding bankruptcy or insolvency or generally the enforcement of creditors' rights and by general principles of equity; (c) the Borrower and each Subsidiary have good and marketable title to (or, to the best knowledge of the Borrower after reasonable inquiry, valid licenses of) all of their respective material properties, subject only to Liens permitted hereunder, and possess (or to the best knowledge of the Borrower after reasonable inquiry, have valid licenses for) all assets, including intellectual properties, franchises and Consents, adequate for the conduct of their respective businesses as now conducted, without any conflict with any rights of others; (d) the Borrower has provided to the Bank its audited Financials as at December 31, 1996 and its unaudited management prepared Financials as at December 31, 1997 and March 31, 1998, and such Financials are complete and correct and fairly present the position of the Borrower and its Subsidiaries as at such dates and for such periods in accordance with GAAP consistently applied (except, in the case of unaudited Financials, with respect to the notes thereto and year-end adjustment); (e) except as otherwise disclosed in writing to the Bank by the Borrower, since March 31, 1998, there has been no materially adverse change of any kind in the Borrower or any of its Subsidiaries which would have a Materially Adverse Effect; (f) there are no legal or other proceedings or investigations pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Material Adverse Effect; (g) the execution, delivery, performance of their respective obligations, and exercise of their respective rights under the Loan Documents by the Borrower and each Subsidiary, including borrowing under this Loan Agreement (i) do not require any Consents; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, instrument, agreement or provision thereof, in each case binding on any of them or affecting any of their respective property; (h) neither the Borrower nor any Subsidiary is in violation of (i) any Charter Document, corporate minute or resolution, (ii) any instrument or agreement, in each case binding on it or affecting its property, in a manner which would have a Materially Adverse Effect, or (iii) any Requirement of Law in a manner which would have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Law; (i) the Borrower has no Subsidiaries and is not a party to any partnership or joint venture, (k) each fiscal year of the Borrower begins on January 1 of each calendar year and ends on December 31 of each calendar year; and (1) both before and immediately after giving effect to the transactions contemplated hereby, the Borrower and each of its Subsidiaries is and will be solvent on a going concern basis (after taking into account the value of all tangible and intangible assets, including without limitation goodwill, patents, trademarks, copyrights and other intellectual property), has assets (after taking into account the value of all tangible and intangible assets, including, without limitation, goodwill, patents, trademarks, copyrights and other intellectual property) having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has and will have, access to adequate capital (including the Commitment) (i) for the conduct of its business and (ii) to pay its debts from time to time incurred in connection therewith as such debts mature.

Section 12. CONDITIONS PRECEDENT. In addition to the making of the foregoing representations and warranties and the delivery of the Loan Documents and such other documents and the taking of such actions as the Bank may reasonably require at or prior to the time of executing this Loan Agreement, the obligation of the Bank to make any Loan to the Borrower hereunder is subject to the satisfaction of the following further conditions precedent: (a) each of the representations and warranties of the Borrower and the Guarantor to the Bank shall be true and correct in all material respects as of the time made or claimed to have been made; (b) no Default or Event of Default shall be continuing; (c) all proceedings in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to the Bank, and the Bank shall have received all information and documents as it may have reasonably requested; (d) no WPI Event of Default shall be continuing; (e) the Subscription Agreement shall be in full force and effect; (f) the Guarantor shall have not less than $3,000,000 of Availability under the WPI Loan Agreement and (g) counsel to the Borrower shall have provided an opinion letter to the Bank in form and substance satisfactory to the Bank.

     Section 13.    COVENANTS.

     The Borrower agrees that as long as any Loan or the Note is outstanding and until the termination of the Commitment and the payment and satisfaction in full of the Loans and all of the other Obligations, the Borrower will, and where applicable, will cause each of its Subsidiaries to comply with its obligations as set forth throughout this Loan Agreement and to:

          (a) furnish the Bank: (i) as soon as available but in any event within one hundred twenty (120) days after the close of each fiscal year, its audited consolidated Financials for such fiscal year, accompanied by an unqualified opinion of the Borrower's accountants; (ii) as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter, its unaudited consolidated Financials for such quarter, certified by its chief financial officer; (iii) as soon as available but in any event within thirty
(30) Business Days after the end of each fiscal month its unaudited consolidated Financials for such month, certified by its chief financial officer; and (iv) as soon as available but in any event within sixty (60) days after the end of each fiscal year, detailed projections of the Borrower and its Subsidiaries for the next succeeding year setting forth anticipated income, expenses and capital expenditures, such projections to be in form and detail satisfactory to the Bank;

          (b) keep true and accurate books of account in accordance with GAAP and, upon reasonable prior notice and at reasonable intervals (unless a Default or an Event of Default shall be continuing, whereupon such notice shall not be required), to permit the Bank or its designated representatives (at the expense of the Borrower if a Default or Event of Default has occurred and is continuing and at the expense of the Bank at all other times), to inspect the Borrower's premises, activities, books and records, to examine and be advised as to such or other business records upon the request of the Bank and cause Borrower's officers and employees to give full cooperation and assistance in connection therewith;

          (c) maintain its corporate existence, business and assets, to keep its business and assets adequately insured, to maintain its chief executive office in the United States, to continue to engage in substantially the same lines of business or businesses related thereto, and to comply in all material respects with all Requirements of Law, including ERISA and Environmental Laws;

          (d) notify the Bank promptly in writing (i) of the occurrence of any Default or Event of Default, (ii) of any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect, (iii) of any change of address or name of the Borrower or any of its Subsidiaries, (iv) of any threatened or pending litigation or similar proceeding affecting the Borrower or any of its Subsidiaries involving claims in excess of $250,000 in the aggregate or any material change in any such litigation or proceeding previously reported, or (v) of claims in excess of $250,000 in the aggregate against any assets or properties of the Borrower or any of its Subsidiaries encumbered in favor of the Bank;

          (e) use the proceeds of the Loans for working capital purposes, and not for the purchasing or carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224; and

          (f) cooperate with the Bank, take such action, execute such documents, and provide such information as the Bank may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents.

     Section 14. EVENTS OF DEFAULT; ACCELERATION. If any of the following events ("Events of Default") shall occur: (a) the Borrower shall fail to pay within five (5) days of when due and payable any principal of or interest on the Loans or any other sum due under any of the Loan Documents; (b) the Guarantor shall fail to comply with any term or condition set forth in its Guaranty without the prior written consent of the Bank (except if the Obligations have been paid in full in cash and the Commitment has terminated); (d) the Borrower or any of its Subsidiaries or the Guarantor shall fail to perform any other term, covenant or agreement contained in the Loan Documents within thirty (30) days after the Bank has given written notice of such failure to the Borrower; (e) any representation or warranty of the Borrower, any of its Subsidiaries or the Guarantor in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made; (f) the Borrower, any of its Subsidiaries or the Guarantor shall fail to pay when due or within any applicable period of grace any Indebtedness owing to the Bank or any affiliates of the Bank or any other Indebtedness for borrowed money to any other third party in an aggregate principal amount greater than $500,000; (g) any of the Loan Documents shall cease to be in full force and effect; (h) the Borrower, any of its Subsidiaries or the Guarantor (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law; (i) the Borrower, any of its Subsidiaries or the Guarantor shall be unable to pay debts as they mature; (j) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower, any of its Subsidiaries or the Guarantor that, together with other outstanding claims and execution actions against the Borrower, such Subsidiary or the Guarantor, exceeds $500,000 in the aggregate; (k) a WPI Event of Default shall have occurred and be continuing; (1) the Subscription Agreement shall terminate or cease to be in full force and effect; or (m) the Availability under the WPI Loan Agreement shall be less than $3,000,000 at any time;

THEN, or at any time thereafter:

     (1) In the case of any Event of Default under clause (h) or (i), the Commitment shall automatically terminate, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable hereunder and under the other Loan Documents shall automatically become forth with due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower; and

     (2) In the case of any Event of Default other than (h) and (i), the Bank may, by written notice to the Borrower, terminate the Commitment and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereof, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

    Section 15. SETOFF. Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may be applied to or set off against any principal, interest and any other amounts due from the Borrower to the Bank at any time without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower.

    Section 16. MISCELLANEOUS. The Borrower agrees to indemnify and hold harmless the Bank against all claims and losses of every kind arising out of the Loan Documents, including without limitation against those in respect of the application of Environmental Laws to the Borrower and its Subsidiaries; provided, however, Borrower shall not be obligated to indemnify the Bank from, and hold it harmless against, any such claims or losses arising out of the gross negligence or willful misconduct of the Bank. The Borrower shall pay to the Bank promptly on demand all reasonable costs and expenses (including any taxes and legal and other professional fees and fees of its commercial finance examiner) incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of any of the Loan Documents. Any communication to be made hereunder shall (i) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission or letter, and (ii) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days' written notice specified another address), and shall be deemed made or delivered, when dispatched or transmitted (in the case of facsimiles), left at that address, or five (5) days after being mailed, postage prepaid, to such address. This Loan Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. This Loan Agreement may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Loan Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Loan Agreement, together with all Exhibits and Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Loan Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Loan Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS LOAN AGREEMENT AND THE NOTE ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CONNECTICUT AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN.
The Borrower, as an
inducement to the Bank to enter into this Loan Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Loan Document.

     Section 17. PREJUDGMENT REMEDY WAIVER. THE BORROWER ACKNOWLEDGES THAT THE FINANCING EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION WITHIN THE MEANING OF CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES. THE BORROWER HEREBY WAIVES ITS RIGHT TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES SECTIONS 52-278a ET. SEQ. AS AMENDED OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE BANK MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER. MORE SPECIFICALLY, THE BORROWER ACKNOWLEDGES THAT THE BANK'S ATTORNEY MAY, PURSUANT TO CONN. GEN. STAT. Section 52-278F, ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER. THE BORROWER ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY AS AFORESAID AND THE BANK ACKNOWLEDGES THE BORROWER'S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.

     Section 18. CONFIDENTIALITY. The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any of its Subsidiaries under this Loan Agreement or any of other Loan Document, and the Bank shall not use any such information other than in connection with or in the administration or enforcement of this Loan Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, (ii) was or becomes available on a non-confidential basis from a source other than the Borrower; provided, that such source is not bound by a confidentiality agreement with the Borrower known to the officers of the Bank handling the transaction contemplated hereby; and provided, further, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any governmental authority or regulator to which the Bank is subject or in connection with an examination of the Bank-by any such-authority or regulator, (B) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (F) to the Bank's independent auditors, attorneys, accountants and other professional advisors, (G) to any affiliate of the Bank provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder and (H) in accordance with Robert Morris Associates guidelines.

     IN WITNESS WHEREOF, the undersigned have duly executed this Loan Agreement as of the date first above written.

                                   SCIENTIFIC LEARNING CORPORATION

                                   By: /S/ Sheryle J. Bolton
                                      -----------------------------------------
                                   Sheryle J. Bolton
                                   Its: President and Chief Executive Officer
                                   1995 University Avenue, Suite 400
                                   Berkeley, California 94704
                                   Attention:  Sheryle J. Bolton
                                   President and Chief Executive Officer

                                   Tel:  (510) 665-9700
                                   Fax:  (510) 665-1717

                                   BANKBOSTON, N.A.

                                   By: [Signature]
                                      -----------------------------------------
                                   Garth Collins
                                   Its:  Vice President
                                   81 West Main Street Waterbury,
                                   Connecticut 06702

                                   Tel:  (203) 575-3946
                                   Fax:  (203) 574-7599

                                     EXHIBIT A

                               REVOLVING CREDIT NOTE

                          SCIENTIFIC LEARNING CORPORATION


$3,000,000.00                                       Dated as of June 4, 1998


     FOR VALUE RECEIVED, the undersigned, SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (hereinafter, together with its successors in title and assigns, called the "Borrower"), promises to pay, on or before the Maturity Date (as hereinafter defined by reference) to the order of BANKBOSTON, N.A., a national banking association (hereinafter, together with its successors in title and assigns, called the "Bank"), at the office of the Bank at 81 West Main Street, Waterbury, Connecticut 06702, the principal sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), in immediately available funds or, if less, the aggregate unpaid principal amount of the Loans made by the Bank to the Borrower pursuant to the Revolving Loan Agreement to which reference is hereinafter made and to pay interest, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof until payment in full of such principal amount as provided in the Revolving Loan Agreement.

     This Note is made and delivered by the Borrower pursuant to Section 2 of the Revolving Loan Agreement dated of even date herewith by and between the Borrower and the Bank (as amended and in effect from time to time, the "Revolving Loan Agreement"), and is entitled to the benefits and is subject to the provisions of the Revolving Loan Agreement. All capitalized terms used herein which are defined in the Revolving Loan Agreement shall have the same meanings herein as therein.

     The Borrower also promises to pay interest on the aggregate unpaid principal amount of the Loans outstanding until paid in full at the rates per annum set forth in or established pursuant to the Revolving Loan Agreement.
Such interest shall be payable on such dates as are determined from time to time pursuant to the Revolving Loan Agreement and shall be calculated as therein provided.

     The Borrower has the right to prepay the principal of this Note on the terms and conditions specified in the Revolving Loan Agreement.

     If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Revolving Loan Agreement.

     The Borrower and all guarantors and endorsers hereby waive presentment, demand, protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note, and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

     This Note and the obligations of the Borrower hereunder shall be governed by, and interpreted and determined in accordance with, the laws of the State of Connecticut.

     THE BORROWER HEREBY REPRESENTS, COVENANTS AND AGREES THAT THE PROCEEDS OF THE LOANS SHALL BE USED FOR GENERAL COMMERCIAL PURPOSES AND THAT THIS NOTE IS PART OF A "COMMERCIAL TRANSACTION" AS DEFINED BY THE STATUTES OF THE STATE OF CONNECTICUT. THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUES SECTIONS 52-278A ET SEQ. AS AMENDED OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE BANK MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER. MORE SPECIFICALLY, THE BORROWER ACKNOWLEDGES THAT BANK'S ATTORNEY MAY, PURSUANT TO CONNECTICUT GENERAL STATUES, SECTION 52-278F, ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER. THE BORROWER ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY BY BANK'S ATTORNEY. THE BANK ACKNOWLEDGES THE BORROWER'S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate name by its duly authorized officer on the day and in the year first above written.

                                        SCIENTIFIC LEARNING CORPORATION

                                        By: /s/ Sheryle J. Bolton
                                           ------------------------------------

                                        Its:  President